SECOND AMENDMENT

dated as of July 1, 2021

to the

PARTICIPATION AGREEMENT

dated as of June 15, 2017

by and among

PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.,

(formerly PRINCIPAL VARIABLE CONTRACTS FUND, INC.)

PRINCIPAL FUNDS DISTRIBUTOR, INC.,

and

THRIVENT FINANCIAL FOR LUTHERANS

(together with the Schedules, as amended from time to time, the “Agreement”)

The parties have previously entered into the Agreement and have now agreed to amend the Agreement by the terms of this Amendment (this “Amendment”).

Accordingly, in consideration of the mutual agreements contained in this Amendment, the parties agree as follows:

1.	Amendment of the Agreement

The Agreement is hereby amended by deleting the second paragraph of Schedule B of the Agreement and replacing it with the following:

In consideration for the Company providing these services, PFDI shall pay the Company a fee at an annualized rate of 10 basis points of the average combined daily net asset value of Class 2 Shares of the Funds held in Accounts pursuant to this Agreement. This compensation will be payable quarterly. At the end of each calendar quarter, the Company will rely on PFDI to compute the amount payable on the basis set forth using PFDI books and records. PFDI will provide Company with a summary statement showing its calculation of the amount payable for such quarter, including the total billable assets based on a quarterly average and billable rate by fund name, share class and CUSIP, in a Microsoft Excel or another mutually acceptable file. PFDI will remit payment within 60 business days following each quarter end. Company may dispute in writing the calculation for up to 90 days after payment is received by Company. The parties agree to work together to resolve such disputes.

2.	Representations

Each party represents to the other party in respect of the Agreement, as amended by this Amendment, that all representations made by it in the Agreement are true and accurate as of the date of this Amendment.

3.	Miscellaneous

(a)	Entire Agreement.

(i)

This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii)

Except for the modifications to the Agreement made pursuant to this Amendment, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. Prospective references to the Agreement will be to the Agreement, as amended by this Amendment.

(b)	Amendments. No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Iowa (without reference to its choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment on the respective dates specified below with effect from the date specified first on the first page of this Amendment.

THRIVENT FINANCIAL FOR LUTHERANS		PRINCIPAL VARIABLE CONTRACTS FUNDS, INC.

By: /s/ Tim Vander Pas		By: /s/ Sara Reece
Name:	Tim Vander Pas	Name:	Sara Reece
Title:	VP, Annuity Products	Title:	VP & Controller

PRINCIPAL FUNDS DISTRIBUTOR, INC.

By: /s/ Dina Sullivan
Name:	Dina Sullivan
Title:	AVP

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